Execution Version

STOCK PURCHASE AGREEMENT

by and among

3POWER ENERGY GROUP INC.

And

SEAWIND ENERGY LIMITED

And

SEAWIND SERVICES LIMITED

And

THE SOLE STOCKHOLDER OF SEAWIND ENERGY LIMITED

May 13, 2011

4.23	Books and Records	20
4.24	Undisclosed Liabilities	20
4.25	Related Party Transactions	20
4.26	Sufficiency of Assets	21
4.27	Banking Relationships	21
4.28	Inventory Value	21
4.29	Brokerage	21
4.30	Disclosure	21

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		21
5.1	Organization; Authorization	22
5.2	Execution and Delivery; Enforceability	22
5.3	Brokerage	22
5.4	Legal Proceedings	22

ARTICLE 6: CLOSING CONDITIONS; CLOSING		22
6.1	Conditions to the Purchaser’s Obligations	22
6.2	Conditions to Seller’s Obligations	24
6.3	The Closing	25

ARTICLE 7: STOCK CERTIFICATES AND LEGENDS		25

ARTICLE 8: COVENANTS AND AGREEMENTS		26
8.1	Publicity	26
8.2	Expenses	27
8.3	No Assignments	27
8.4	Tax Matters	27
8.5	Restrictive Covenants	28
8.6	Ownership & Enforcement of Receivables	29

ARTICLE 9: INDEMNIFICATION		30
9.1	Indemnification of the Purchaser	30
9.2	Limitations on Indemnification of the Purchaser	30
9.3	Indemnification of the Sellers	31
9.4	Limitations on Indemnification of the Sellers	32
9.5	Procedures Relating to Indemnification	32
9.6	Release	34

ARTICLE 10: Management of the Company		34
10.1	Principal Business Office	34
10.2	Officers	34
10.3	Financing	35

ARTICLE 11: CERTAIN DEFINITIONS		35

ARTICLE 12: CONSTRUCTION; MISCELLANEOUS PROVISIONS		41
12.1	Notices	41

12.2	Entire Agreement	42
12.3	Modification	42
12.4	Governing Law	42
12.5	Arbitration	42
12.6	Remedies	43
12.7	Binding Effect	43
12.8	Headings	43
12.9	Construction	43
12.10	Counterparts	43
12.11	Third Parties	43
12.12	Time Periods	44
12.13	Survival	44
12.14	Further Assurances	44
12.15	Severability	44

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 13th day of May, 2011, by and among 3POWER ENERGY GROUP INC., a Nevada corporation (the “Purchaser”), SEAWIND ENERGY LIMITED, a United Kingdom corporation (“Seawind Energy”), and SEAWIND SERVICES LIMITED a United Kingdom corporation (“Seawind Services” and together with Seawind Energy, the “Companies,” and each, a “Company”) and Ecoserve Limited, the sole shareholder of Seawind Energy (the “Seller” and together with the Purchaser, Seawind Energy and Seawind Services, the “Parties”).

RECITALS:

1.           As set forth in Section 4.2(a), Ecoserve Limited owns all of the issued and outstanding shares of capital stock of Seawind Energy.

2.           Seawind Energy owns all of the issued and outstanding shares of capital stock of Seawind Services.

3.           The Purchaser desires to purchase all of the issued and outstanding capital stock of each of Seawind Energy (the “Seawind Energy Shares”) and the Sellers desire to sell all such shares to the Purchaser.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Purchaser, the Companies and the Sellers hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1         Definitions.

Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

1.2         Accounting Terms.

Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

ARTICLE 2: PURCHASE AND SALE

2.1         Purchase and Sale.

Subject to the terms and conditions of this Agreement, each of the Sellers shall sell, assign, transfer and deliver to the Purchaser, free and clear of all Liens, and the Purchaser shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to the Seawind Energy Shares.  The Parties agree that a subsequent date the Purchaser shall acquire, and the Sellers shall sell all of the issued and outstanding shares of the common stock of Seawind International Ltd., pursuant to an agreement substantially similar to this Agreement, for consideration identical to that set forth herein.  The closing of the acquisition of Seawind International Ltd. shall be subject to the closing of the acquisitions contemplated by this Agreement, and the completion of due diligence satisfactory to the Purchaser, in its sole discretion.

2.2         Purchase Price.

As consideration for the Seawind Energy Shares, the Purchaser will pay the following compensation to Sellers, which reflects the aggregate consideration paid to the Sellers in respect of the execution, delivery and performance of this Agreement:  The Purchaser shall issue Forty Million (40,000,000) shares of the common stock, par value $0.0001 per share, of 3Power Energy Group Inc. (the “3Power Shares”) which shall be allocated to the Seller as set forth on Schedule 2.2.  The 3Power Shares are referred to herein as the “Purchase Price”.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers, severally, represents and warrant to the Purchaser as follows:

3.1         Authority and Capacity.

The Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by the Sellers and consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate, ministerial and/or individual action of the Seller.

3.2         Ownership of Shares.

(a)           The Seller  is the sole legal, beneficial and record owner of the Seawind Energy Shares and have good and marketable title to all Seawind Energy Shares free and clear of all Liens.  No other Person has any right, title or interest in the Seller’s respective Seawind Energy Shares, contingent or otherwise, or any option or other right to acquire the Seawind Energy Shares or claim any direct or indirect interest in the Seawind Energy Shares.  None of the Seawind Energy Shares are subject to any domestic consent decree or domestic relations order.  If the Seawind Energy Shares are marital property, the respective Seller has fully disclosed the existence of this Agreement to the spouse of such Seller and obtained written consent for the sale of the Seawind Energy Shares hereunder attached as Schedule 3.2.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(b)         Seawind Energy is the sole legal, beneficial and record owner of all issued and outstanding shares of Seawind Services (“Seawind Services Shares”), and Seawind Energy has good and marketable title to all Seawind Services Shares free and clear of all Liens.  No other Person has any right, title or interest in Seawind Energy’s Seawind Services Shares, contingent or otherwise, or any option or other right to acquire the Seawind Services Shares or claim any direct or indirect interest in the Seawind Services Shares.  None of the Seawind Services Shares are subject to any domestic consent decree or domestic relations order.

3.3          Execution and Delivery; Enforceability.

This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Sellers in connection herewith or incorporated herein by reference thereto, will upon such delivery be, duly executed and delivered by the Sellers, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Sellers enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (collectively, the “Enforceability Exceptions”). The Sellers are not a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent the execution or delivery of this Agreement by the Sellers or the sale of the Seawind Energy Shares to the Purchaser.

3.4          Noncontravention and Third Party Consents.

(a)           Except as set forth on Schedule 3.4(a): (i) The Sellers are not required to submit any notice, report, request for consent or other filing with any Governmental Authority in connection with their execution, delivery or performance of this Agreement or any other certificate, document, instrument or agreement to be executed and delivered by the Sellers in connection herewith, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party or result in the creation of any Lien upon the Seawind Energy Shares or Seawind Services Shares, pursuant to any agreement to which the Sellers are a party, and (iii) no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by the Sellers in connection with his or its execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by the Sellers in connection herewith or the consummation of the transactions contemplated hereby or thereby.

(b)           The execution and delivery by the Sellers of this Agreement and any other document, instrument or agreement to be executed and delivered by the Sellers in connection herewith and the consummation by the Sellers of the transactions contemplated hereby and thereby will not conflict with or violate any Laws applicable to such Sellers or by which any of his or its properties or assets are bound or are subject.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

3.5          Legal Proceedings.

There is no Order and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at law or in equity, pending or, to the Sellers’ Knowledge, threatened against the Sellers, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Sellers from complying with the terms and provisions of this Agreement.

3.6         Accredited Investor.

Each Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Purchaser may fully rely upon Rule 506 of Regulation D in such regard and for purposes of construing the Acquisition as a Business Combination as such term is defined in Rule 501(d) of Regulation D.

3.7          Representations Regarding 3Power Shares.

(a)           Own Account. Each Seller is acquiring the 3Power Shares for his own account as principal, and not as a nominee or agent; for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part; and no other person has a direct or indirect beneficial interest in such 3Power Shares or any portion thereof.  No Seller has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations in the 3Power Shares to such person or to any third person.

(b)           No Advertisement.  The Sellers are not acquiring the 3Power Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or pursuant to any solicitation of a subscription by a person not previously known to the Sellers in connection with investment securities generally.

(c)           Registration of Securities.  In the event that the Purchaser shall register any securities with the U.S. Securities and Exchange Commission, the Seller shall have the right to have such number of 3Power Shares included on such registration statement as shall be proportionate to their percentage of the total number of shares of 3Power Energy issued and outstanding as of such date.  In no event shall any one registration statement register more then twenty-five percent (25%) of the total number of shares of 3Power Energy issued and outstanding as of the date thereof.  Except as otherwise provided in this Agreement, the Sellers acknowledge and understand that the Purchaser is not under any obligation to register the 3Power Shares under the Securities Act or the securities laws of any state of the United States or any foreign jurisdiction. The Sellers understand that the 3Power Shares must be held indefinitely unless such 3Power Shares are registered under the Securities Act or an exemption from registration is available or if the 3Power Shares may be legally sold in a foreign jurisdiction.  Each Seller acknowledges that he will seek professionally qualified legal assistance prior to any sale or transfer of the 3Power Shares under Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and the Sellers hereby acknowledge that Rule 144 permits resales only under certain facts and circumstances, and in accordance with the compliance requirements of Rule 144. The Sellers understand that to the extent that Rule 144 is not available, the Sellers will be unable to sell any 3Power Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(d)          Experience. The Seller is (1) experienced in making investments of the kind described in this Agreement and the related documents, (2) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Purchaser or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (3) able to afford the entire loss of its investment in the 3Power Shares.

(e)          Exemption from Registration.  The Seller acknowledges its understanding that the offering and sale of 3Power Shares is intended to be exempt from registration under the Securities Act.  In furtherance thereof, in addition to the other representations and warranties of the Seller made herein, each of the Sellers further represent and warrant to and agree with the Purchaser and its affiliates as follows:

(i)            The Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Seller is acquiring the 3Power Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise.  The Seller does not have any such intention.

(ii)           The Seller has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to the acquisition of the 3Power Shares.

(iii)          The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the 3Power Shares.

(iv)          The Seller has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain all publicly available information concerning the Purchaser.

(f)           No General Solicitation or Advertising in Regard to this Transaction.  The  Seller acknowledges that neither the Purchaser nor any of its affiliates nor any person acting on their behalf solicited the Seller either (1) in connection with any general solicitation (as such term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the 3Power Shares, or (2) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the 3Power Shares under the Securities Act.

(g)          Private Transaction. The Seller acknowledges that this Agreement and the transactions contemplated hereby have been made pursuant to the exemption from registration under Section 4(2) of the Securities Act, as a non-public transaction that was privately negotiated by the parties hereto and their respective legal and other professional advisors. Each Seller hereby acknowledges that no information regarding this Agreement or the offer and sale of the 3Power Shares contemplated hereby has been disseminated by the Seller to any third parties, other than the Seller’s immediate family, legal counsel and/or professional business advisors.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(h)          Risk. The Seller understands that an investment in the 3Power Shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment.

(i)           SEC Documents. The Seller has had an opportunity to review all of the SEC Reports filed by the Purchaser under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which are publicly available on the SEC’s website at www.sec.gov.

(j)           Reliance. Other than as set forth herein, the Seller is not relying upon any other information, representation or warranty by the Purchaser, or any officer, director, stockholder, agent or representative of the Purchaser in determining to invest in the 3Power Shares. The Seller has consulted, to the extent deemed appropriate by the Seller, with the Seller’s own advisers as to the financial, tax, legal and related matters concerning an investment in the 3Power Shares and on that basis believes that his or its investment in the 3Power Shares is suitable and appropriate for the Seller.

(k)           No Governmental Review.  The  Seller is aware that no United States federal or state agency has (1) made any finding or determination as to the fairness of this investment, (2) made any recommendation or endorsement of the 3Power Shares, the Purchaser or (3) guaranteed or insured any investment in the 3Power Shares or any investment made by the Purchaser.

(l)           Price. The Seller understands that the price of the 3Power Shares offered hereby bears no relation to the assets, book value or net worth of the Purchaser and was determined by the Purchaser without reference to such metrics.  The Seller further understands that there is a substantial risk of further dilution on his or its investment in the Purchaser.

(m)          Full Disclosure. No representation or warranty made by the Seller to the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the 3Power Shares and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the 3Power Shares that has not been set forth in this Agreement.

(n)          Compliance Undertakings. The Seller hereby acknowledges that it will comply with the requirements of Section 16 and Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations issued thereunder.  The Seller understands that, as a result of its acquisition of the 3Power Shares, and in order to comply with Section 16 and Section 13(d) and the rules and regulations issued thereunder, the Seller shall be required to file a report on Form 3 and a Schedule 13D and the Seller hereby respectively undertakes and agrees to make such filing in a timely manner.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

3.8         Reliance on Representations and Warranties.

The representations and warranties of Sellers contained herein do not contain any material false statements or material omissions nor have the Sellers or any officer, director, Employee, agent, counsel or accountant of the Companies made any material false statements or material omissions of material information to any Governmental Authority.  Notwithstanding the scope of any due diligence on the part of Purchaser, the Purchaser may fully rely upon the representations and warranties of the Sellers contained herein as true and complete in all respects except to the extent qualified by reference to schedules attached hereto or to the extent qualified by materiality, and any due diligence on the part of Purchaser shall not mitigate the full reliance of Purchaser on the representations and warranties contained herein.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES CONCERNING THE
COMPANIES

Except as set forth on the corresponding schedules attached hereto referencing the exceptions and disclosures of each Seller, each of the Sellers, jointly and severally, represents and warrants to the Purchaser as follows regarding each Company, respectively, as follows:

4.1          Organization; Authorization; Execution and Delivery; Enforceability.

(a)           The Company is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. The Company is duly qualified and licensed to do business and is in good corporate standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified and licensed, except where a failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.  Schedule 4.1(a) sets forth a true and complete list of (i) all jurisdictions in which the Company is qualified and licensed to do business as a foreign corporation or foreign entity, (ii) all directors and officers of the Company, (iii) all bank, payroll and securities brokerage accounts of the Company and all authorized signers for each such account, and (iv) all powers of attorney granted by the Company to any third party that are currently in effect. The Company has all necessary corporate power and authority to, and has taken all necessary corporate action on the part of the Company with respect to the consummation of the transactions contemplated hereby, to execute and deliver this Agreement and each other agreement, instrument and document to be executed and delivered by the Company and consummate the transactions contemplated herein and therein. The Company has delivered to the Purchaser a true, complete and correct copy of its Organizational Documents, each as currently in effect and reflecting any and all amendments thereto, for the Company. Each of the Organizational Documents of the Company is in full force and effect, and the Company is not in violation of any provision thereof.

(b)           This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Company in connection herewith or incorporated herein by reference thereto, will upon such delivery be, duly executed and delivered by the Company, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Company is not a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent the execution or delivery of this Agreement by such Company or the sale of the Seawind Energy Shares or Seawind Services Shares to the Purchaser.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

4.2         Capital Stock.

(a)          The total number of shares of all classes of capital stock which the Company has the authority to issue is set forth on Schedule 4.2(a).  Of such authorized shares, Schedule 4.2(a) sets forth the true and complete record and disclosure of all shares of the Company which are issued and outstanding immediately preceding the Closing. There are no other shares held in treasury by the Company except as set forth on Schedule 4.2(a). All of the outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable laws and any and all preemptive rights or rights of first refusal of any Person. Except as set forth on Schedule 4.2(a), (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company, (ii) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause the Company to issue or sell any shares of capital stock or other securities of the Company to any Person (including any warrant, stock option, call, put, preemptive right, convertible Indebtedness obligation, subscription for stock or securities convertible into or exchangeable for stock of the Company, or any other similar right, security, instrument or agreement including without limitation, any stock appreciation rights or phantom stock), or (iii) there is no obligation, contingent or otherwise, of the Company to (x) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company, or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.

(b)          Schedule 4.2(b) sets forth each Subsidiary of Seawind Energy (each, a “Subsidiary”, and collectively the “Subsidiaries”). All of the issued and outstanding capital stock of the Subsidiary is wholly owned by Seawind Energy. There are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any equity securities by the Subsidiaries. Each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where such failure would not have a Material Adverse Effect.

(c)          Seawind Services has no current or former subsidiaries.

4.3         Other Ventures.

Except as set forth on Schedule 4.3, the Company does not (i) own of record or beneficially any equity interest in any other Person, (ii) is a partner or member of any partnership, limited liability company, joint venture or similar arrangement or agreement, or (iii) owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Company.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

4.4          Noncontravention and Third Party Consents.

(a)           Except as set forth on Schedule 4.4(a), neither the execution and delivery of this Agreement or any agreement or document executed by the Seller in connection herewith, nor the consummation by the Seller of the transactions contemplated hereby or thereby, nor compliance by the Seller with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Organizational Documents of the Company, (ii) except as set forth on Schedule 4.4(a), constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration with respect to, or give rise to any obligation of the Company to make any payments under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation or imposition of a Lien upon any property or assets of the Company pursuant to any Material Contract or Permit to which the Company is a party or by which the Company or any of its properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.4(b), violate in any material respect any Order or Law applicable to the Company or any of its properties or assets.

(b)           Other than as set forth on Schedule 4.4(b), no consent or Permit is required to be obtained by the Company or the Seller in connection with (i) the execution and delivery of this Agreement and the other agreements and documents to be entered into as contemplated herein, (ii) the compliance by the Seller with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby, or (iii) the continuing validity and effectiveness, immediately following the Closing, of any Permit or Material Contract of the Company.

4.5          Financial Statements.

(a)           Attached to Schedule 4.5(a) are true and complete copies of (i) the audited consolidated financial statements of the Company as of, and for the fiscal years ended, March 31, 2010, 2009 and 2008, and (ii) the unaudited consolidated financial statements of the Company as of, and for the nine (9) month period ended, December 31, 2010 (collectively, the “Financial Statements”). The Financial Statements have been prepared on a Tax basis, consistently applied in accordance with conventional industry standards and the rules and regulations applicable to certified public accounts with respect to such preparation, and present fairly, the assets, liabilities and consolidated financial position of the Company as of the dates indicated and the results of operations, stockholders’ equity and cash flows for the periods then ended. The Financial Statements are true, correct, and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete). The unaudited consolidated balance sheet of the Company, as of December 31, 2010, is herein referred to as the “Acquisition Balance Sheet.” The Financial Statements shall be audited in accordance with U.S. Generally Accepted Accounting Principals, and shall be delivered together with a signed audit report delivered by an accounting firm in good standing with the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board with authorization to include such report in the SEC filings of 3Power Energy Group Inc. which shall be delivered by the Sellers in a format prepared in accordance with the applicable rules and regulations of the Exchange Act and Regulation S-X promulgated thereunder, and in accordance with the SEC Division of Corporation Finance Financial Reporting Manual responsive to the facts and circumstances of the Closing of the transaction.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(b)         Schedule 4.5(b) sets forth a true and complete list of all contract receivables due and payable to the Company (the “Receivables”).

4.6         Absence of Certain Changes or Events.

Except as set forth in Schedule 4.6, since the date of the Acquisition Balance Sheet (i) the Company has conducted its businesses only in the ordinary course of business and has used commercially reasonable efforts to preserve such businesses intact, to keep available the services of the Employees of the Company to maintain the Company’s reputation and to preserve the goodwill of the suppliers and customers of the Company; and (ii) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Acquisition Balance Sheet:

(a)          there has not been any change in the Tax reporting or accounting policies or practices of the Company, including practices with respect to (i) depreciation or amortization polices or rates, or (ii) the payment of accounts payable or the collection of accounts receivable; and the Company has not settled or compromised any Tax liability or made or rescinded any Tax election;

(b)          the Company has not incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 4.22, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any Indebtedness owed to it or released any claim possessed by it, other than trade payables incurred in the ordinary course of business, all of which shall be current as of the Closing Date;

(c)          the Company has not suffered any theft, damage, destruction or loss (without regard to any insurance) to any tangible asset or assets having a value in excess of Ten Thousand Dollars ($10,000) individually or Thirty Thousand Dollars ($30,000) in the aggregate;

(d)          the Company has not (i) made, granted, or committed to make or grant: (A) any bonus or any wage, salary or compensation increase to any (y) director or officer, or (z) Employee (other than in the ordinary course of business), independent contractor or consultant, or (B) an increase of any benefit provided under the Company’s Plan, (ii) adopted, amended or terminated any employee benefit plan, program or arrangement, or (iii) entered into, amended or terminated any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its current or prospective directors, officers, Employees, independent contractors, consultants or stockholders.

(e)          the Company has not sold, assigned, transferred, licensed, or been subjected to any Lien, or has committed to sell, assign, transfer, license, or been subject to any Lien on, any tangible or intangible assets for an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate, except for sales of inventory in the ordinary course of business and except for Permitted Liens;

(f)           the Company has not purchased or leased, or has committed to purchase or lease, any asset for an amount in excess of Ten Thousand Dollars ($10,000) alone or in the aggregate, except purchases of inventory and supplies in the ordinary course of business, consistent with past practice;

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(g)           the Company has not made or authorized any capital expenditures or commitment for capital expenditures in an amount more than Ten Thousand Dollars ($10,000) individually or Thirty Thousand Dollars ($30,000) in the aggregate for additions to properties, plant, equipment, or intangible capital assets or aggregate capital expenditures and commitments, other than those capital expenditures or commitments heretofore made or authorized in the ordinary course of business;

(h)           the Company has not engaged in any transactions with, or entered into any Contracts with, any Affiliates of the Company, except to the extent required by Law or any then existing agreements;

(i)            the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any director, officer, partner, stockholder or Affiliate of any Seller except with respect to payments to, and reimbursement of, fees and expenses of Employees, directors and officers of the Company in the ordinary course of business;

(j)           the Company has not amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business and which, in the aggregate, would not be material to the Company taken as a whole;

(k)           the Company has not granted any license or sublicense of any rights under or with respect to the Company’s Intellectual Property;

(l)            the Company has not instituted or settled any action, claim, suit or proceeding that involved more than Ten Thousand Dollars ($10,000);

(m)          the Company has not made any amendment to its Organizational Documents;

(n)           the Company has not declared or paid any dividends or distributions or repurchased or redeemed any shares of capital stock or other equity interests;

(o)           the Company has not issued or sold any shares of capital stock or in its capital or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Company or split, combined or subdivided the capital stock or other equity interests of the Company;

(p)           the Company has not revalued any of its assets, including writing off accounts receivable or revaluing inventory except in the ordinary course of business; and

(q)           the Company has not agreed to take any of the actions described in sub-clauses (a) through (p) above.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

4.7         Taxes.

(a)         All Taxes due and payable by the Company or claimed and asserted by any Taxing Authority to be due and payable by the Company has been timely paid other than Taxes which are not yet due or owing or that are being contested in good faith by appropriate proceedings, and for which, in each case, adequate reserves have been established in accordance with conventional industry standards on the Acquisition Balance Sheet. All Tax Returns required to be filed by or on behalf of the Company in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings) have been duly and timely filed and are true and complete in all material respects and all such Taxes have been paid. Except as set forth on Schedule 4.7(a), there are no Tax claims, audits or proceedings pending or, to the Seller’s Knowledge threatened in connection with the Company. There are not currently in force any waivers or agreements binding upon the Company for the extension of time or statute of limitations within which to file any Tax Return or for the assessment, payment or collection of any Tax. The Company has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. The Company is not a party to or bound by any Tax allocation or Tax sharing agreement (whether or not written) with any other Person or has any contractual obligation to indemnify any other Person with respect to Taxes. Except as set forth on Schedule 4.7(a), the Company is not and never has been a member of an affiliated group filing or required to file an affiliated, consolidated, combined or unitary Tax Return nor does the Company have any liability for the Taxes of any other Person or third party as a transferee or successor by contract.

(b)         No Liens for Taxes exist with respect to any of the assets or properties of the Company. No claim has been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. The Company has not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on its behalf with, any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or similar rulings of any Taxing Authority and closing agreements pursuant to the provisions of any Law.

4.8         Employees

There are no Employees of the Company.  Except as set forth in Schedule 4.8, there are no pending or, to the Seller’s Knowledge, threatened, controversies, grievances or claims by any former Employee of the Company with respect to his or her employment, termination of employment or compensation and benefits that, if adversely decided, would have a Material Adverse Effect.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

4.9          Employee Benefit Plans and Other Compensation Arrangements.

(a)           Set forth on Schedule 4.9(a) is a true and complete list of all the Company’s Plans with respect to all Employees. Correct and complete copies of the following documents with respect to the Company’s Plans have been made available to the Purchaser, as applicable: (i) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto, (ii) the most recent valuation report, (iii) the most recent summary plan description and subsequent summaries of material modifications, (iv) the most recent audited financial statements, and (v) written summaries of all non-written Plans.

(b)           Except as set forth on Schedule 4.9(b), the Company has not, at any time since the date of commencement of the applicable Limitation Period, sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a plan or accumulated any funding deficiency with respect to any such plan;

(c)           All of the Company’s Plans have been operated in compliance in all material respects with their respective terms and all Laws, and all contributions required under the terms of the Company’s Plans or applicable Law have been timely made;

(d)           The Company has no liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the current Company’s Plans, none of which are overdue;

(e)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will now or at any time in the future (i) result in any payment becoming due to any director, officer, Employee, former Employee, independent contractor, consultant or agent of the Company from the Company under the Company’s Plan or otherwise, (ii) increase any benefits otherwise payable under the Company’s Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) give rise to an obligation to pay any amount by the Company or the Purchaser (or any Affiliate of the Purchaser) or the Company Plans that would not be deductible by the Company or the Purchaser;

(f)           None of the Company’s Plans provide life, medical, dental, vision or other welfare benefits to Persons who are not current Employees of the Company or their dependents or for periods longer than one month after termination of employment, except as required by Law and as set forth on Schedule 4.9(f); and

(g)           The Company can terminate the Company’s Plans without further material liability to the Company (except for benefits accrued through the date of termination).

4.10        Environmental Matters.

(a)           Except as set forth in Schedule 4.10(a):

(i)           there has been no generation, treatment, storage, release, disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Real Property or any other facility or property owned, leased, occupied, or used by the Company now or in the past;

(ii)          there are currently no, and have not been any, asbestos- or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Real Property, or into other assets or products of the Company;

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(iii)         there are no electrical transformers, capacitors, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property;

(iv)         all paint or other Hazardous Material not in current, usable inventory has been removed from the Real Property and disposed of in compliance in all material respects with all Laws;

(v)          the Company has not sent Hazardous Material to a site that, pursuant to any Law (A) has been placed or proposed for placement on any Governmental Authority list of hazardous waste sites (each, a “National Priorities List”) or any similar state list, or (B) is subject to or the source of an Order, demand or request from a Government Authority to take “response,” “removal,” or “remedial” action, as defined in any Law, or to pay for the costs of any such action at any location;

(vi)         Neither the Company nor the Seller has received, any notice, Order or other communication from any Governmental Authority, citizens’ group, Employee or other individual or entity claiming that it or its business is or may be liable for personal injury or property damage related to any release, treatment, storage or disposal of, or exposure to, any Hazardous Material; and

(vii)        there are no underground storage tanks or related piping, or surface impoundments located on, under or at the Real Property or any other facility or property owned, leased, occupied, or used by the Company, now or in the past, nor have any underground tanks or piping been removed from any of the Real Property.

(b)           Schedule 4.10(b) contains an accurate and complete list of all environmental reports, audits and assessments prepared for and at the request of the Company or Seller or in the possession of the Company or Seller with respect to the Real Property, copies of which have been furnished to the Purchaser.

4.11       Permits; Compliance with Laws.

Except as set forth on Schedule 4.11(a), the Company is in compliance with all applicable Laws, and possesses and is in compliance with all Permits. Except as set forth on Schedule 4.11(b), since the commencement of the applicable Limitation Period, the Company has not received any written or oral notice from any Person alleging any material noncompliance with any applicable Law or Permit. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired (as they relate to the right or authorization of the Company) as a result of the performance of this Agreement by the Seller, or the consummation of the transactions contemplated hereby. Each Permit is listed on Schedule 4.11(c). There are no inquiries, demands, customer complaints or investigations with respect to any violation of Law being conducted by any Governmental Authority.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

4.12        Real Property and Leases.

(a)           Schedule 4.12(a) sets forth a detailed legal description of any and all real property which the Company has currently or previously owned.

(b)           Schedule 4.12(b) identifies the parcels of real property that constitute the Leased Real Property and lists the leases relating to such Leased Real Property (the “Leases”). The Company has a valid and subsisting leasehold estate in the Leased Real Property. With respect to each Lease (i) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to each Lease have been paid in full, (ii) there is no existing default by the Company or, to the Seller’s Knowledge, any default by the lessor of such Lease, (iii) the Company has not received any written notice that it is in default under any of its Leases, and (iv) to the Seller’s Knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by the Company under any Lease. The Leases delivered to the Purchaser are all of the leases and rental agreements, together with all amendments, that constitute the Leased Real Property and no Leases have been amended, modified or terminated since such delivery.

(c)           Neither the whole nor any portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no written notice of any such condemnation, requisition, or taking has been received by the Company. To the Seller’s Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. To the Seller’s Knowledge, there are no public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Real Property. No Company has been notified in writing of future improvements by any public authority, any part of the cost of which would or might be asserted against any of the Real Property.

(d)           The zoning of each parcel of Real Property permits the existing improvements and uses of the Company, subject to no variances, conditional use permits or other special use restrictions.

(e)           To the Knowledge of the Sellers, each of the buildings, structures and improvements situated on the Real Property is in good condition and repair, reasonable wear and tear excepted. None of the buildings, structures and improvements situated on the Real Property, during the period of time during which such Real Property has been owned or leased by the Company, has been damaged by fire or other casualty except for such damage as has been fully repaired and restored prior to the date of this Agreement. Each of the buildings, structures and improvements situated on the Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements.

(f)           To the Knowledge of the Sellers, all of the systems located at or on the Real Property, including, without limitation, heating, ventilation, plumbing, electrical and air conditioning systems, and wiring, paving, roofing and other amenities, are in good working order. There has not been any recent material interruption in the delivery of adequate service of any utilities, including, water supply, propane gas or natural gas, storm and sanitary sewer facilities, electric power and telephone facilities, or other public authorities required in the operation of the business currently conducted at the Real Property and the Company has not experienced any material disruptions to its operations arising out of any recurring loss of electrical power, any water penetration, any flooding problems or limitations to access to public sewer and water, restrictions on septic service, etc. All utilities servicing the Real Property are publicly provided and maintained and such utilities are separately metered within each Real Property. To the Seller’s Knowledge, all of the streets, roads and avenues adjoining and/or adjacent to the Real Property are publicly owned and maintained without assessment or charge to the Company. To the Seller’s Knowledge, no fact or condition exists which would result in the termination or impairment of the access of the Real Property to publicly dedicated roadways.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(g)           All Leases shall continue in full force and effect at and after Closing and after the consummation of the transactions contemplated by this Agreement, including, without limitation, without interruption or legal impairment of the ability of the respective Company to continue to operate in the ordinary course of business as of Closing and thereafter for the applicable term of each such Lease.

4.13        Personal Property.

Neither Company has any personal property, except as described on Schedule 4.13.  For each item of property described on Schedule 4.13, the Companies have good and marketable title to, or a valid leasehold interest in, each of the items of tangible personal property reflected on the Acquisition Balance Sheet or thereafter (except for assets reflected thereon or thereafter that have been disposed of in the ordinary course of business, since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified on Schedule 4.13. The tangible personal property is free from material defects and in good operating condition and repair (reasonable wear and tear excepted). Except for the personal property leases indicated on Schedule 4.13, no Person, other than the Company, owns or utilizes any material equipment used by the Company in the operation of its business. All of the tangible personal property and assets owned or leased by the Company constitute all of the properties and assets used in the conduct of its business.

4.14        Working Capital.

As of May 13, 2011, each of the Companies shall have sufficient working capital to conduct its business according the budget for the operations and expenditures of the Companies (the “Budget”) subject only to the execution of the currently contemplated contract between Seawind Services Limited and the Purchaser.

4.15        Intellectual Properties.

(a)           Schedule 4.15(a) sets forth a complete and correct list of all of the Company’s Intellectual Property, including registered patents and pending patent applications, registered trademarks and pending trademark applications, material unregistered trademarks, registered copyrights and Internet domain names.

(b)           Schedule 4.15(b) sets forth all material licenses (including software licenses) for which the Company is a party either as a licensee or licensor (specifying its status) and any other material agreements under which the Company grant or receive any rights to Intellectual Property.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(c)           The Company owns and possesses all right, title and interest in and to, or have a valid and enforceable right or license to use the Company’s Intellectual Property as currently being used;

(d)           The Company’s Intellectual Property is not subject to any Liens (other than Permitted Liens) and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto;

(e)           To the Company’s Knowledge, the issued patents and registered Intellectual Property, and the applications therefore, comprising the Company’s Intellectual Property owned or used by the Company are valid, subsisting, in full force and effect, and have not been cancelled, expired or abandoned;

(f)           (i) The Company has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (ii) to the Company’s Knowledge, the conduct of the businesses as currently conducted by the Company does not infringe upon any Intellectual Property owned by any third party; and (iii) the Company has not received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party); and

(g)           (i) To the Company’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Company’ Intellectual Property; and (ii) no such claims have been brought or threatened against any third party by any of the Company; and (iii) except as set forth on Schedule 4.15(g): (x) all licenses listed on Schedule 4.15(a) are in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated by this Agreement and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions; (y) the Company has performed all material obligations required to be performed by them pursuant to the licenses and agreements listed on Schedule 4.15(a); and (z) there is no existing or, to the Company’s Knowledge, threatened default under or violation of any of the licenses or agreements listed on Schedule 4.15(a) by any other party thereto.

4.16        Contracts.

(a)           Schedule 4.16(a) lists all of the following currently effective written or oral agreements, contracts, leases, licenses, commitments, arrangements, letters of understanding or undertakings (each a “Contract” and collectively, “Contracts”) to which the Company is a party or by which any material assets of the Company is bound or is subject:

(i)           Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person or group of related Persons under which the undelivered balance of such goods or services has an aggregate purchase price in excess of Ten Thousand Dollars ($10,000);

(ii)          Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business, which provide for the sale of goods or services by the Company to any one Person or group of related Persons under which the undelivered balance of such goods or services has an aggregate sale price in excess of Ten Thousand Dollars ($10,000);

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(iii)           Contracts relating to Indebtedness or to the granting by the Company of a Lien on any of its assets, or any guaranty by the Company of any obligation in respect of borrowed money or otherwise;

(iv)           Contracts with dealers, distributors or sales representatives;

(v)           employment, confidentiality and non-competition agreements with any Employee, officer, consultant or management advisor;

(vi)           Contracts which limit the freedom of the Company to engage in any business or compete with any Person;

(vii)           Contracts pursuant to which the Company is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person;

(viii)           stock option Contracts, warrants, convertible securities, or any other agreements, for the purchase or issuance of capital stock of any of the Company;

(ix)              Contracts restricting the transfer of capital stock or shares in the capital of the Company, obligating the Company to issue or repurchase shares of its capital stock or in its capital, or relating to the voting of stock or the election of directors of any of the Company;

(x)               each partnership or joint venture Contract;

(xi)              each Contract not included in subsection (e) providing for severance, retention, change in control or other similar payments;

(xii)             each Contract with any Seller or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company;

(xiii)            Contracts under which the Company has made advances or loans to any other Person; and

(xiv)            any other Contract material to the businesses of the Company.

Complete copies of each Contract required to be identified on Schedule 4.16(a), including amendments, waivers, or other changes thereto (collectively, the “Material Contracts”) have been made available to the Purchaser. In the case of each oral Material Contract, Schedule 4.16(a) also includes a brief description of such Contract.

(b)           Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of each party thereto and enforceable in accordance with its respective terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 4.16(b), the Company (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to the Material Contracts, is not in breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default) and no notice has been received that any other party to any Material Contract is in breach or default.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

4.17       Litigation.

Except as set forth on Schedule 4.17, there are no, and since the commencement of the applicable Limitation Period, there have been no, actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or threatened in writing, against the Company involving more than Ten Thousand Dollars ($10,000) in claims or damages individually. Except as set forth on Schedule 4.17, no Company is a party or subject to any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority (each, an “Order”).

4.18       Product or Service Warranty.

Except as set forth on Schedule 4.18, there have been no claims made against the Company alleging that any product or service sold by the Company is defective and no such claims are currently pending or threatened against the Company. Except for conditions or warranties implied or imposed by applicable Laws or otherwise contained in the Company’s standard terms and conditions of sale, the Company has not given a condition, warranty, or made a representation in respect of products or service supplied, manufactured, sold, leased or delivered by it.

4.19       Product or Service Liability.

Except as set forth on Schedule 4.19, no claims alleging bodily injury or property damage as a result of any defect in any goods or services provided by the Companies (each a “Product Liability Claim”), have been made or threatened against the Company since the commencement of the applicable Limitation Period. To the Company’s Knowledge, there are no defects in the products and services sold by the Company which could result in a Product Liability Claim, and there has not been any failure by the Company to warn, test, inspect or instruct of dangers which could form the basis for a product recall or any Product Liability Claim against the Company.

4.20       Material Suppliers and Customers.

Schedule 4.20 sets forth the twenty (20) largest suppliers in terms of inventory and purchases (“Material Suppliers”) and any repeat customers that are material in terms of sales (“Material Customers”) of the Company on a consolidated basis, in each case for the twelve (12) months ended December 31, 2010, 2009 and 2008. Except as set forth on Schedule 4.20, since December 31, 2010, no Material Customer has canceled or otherwise terminated or made any threats to cancel or otherwise terminate, its relationship with the Company or to materially decrease its purchases from the Company. Except as set forth on Schedule 4.20, since December 31, 2010, no Material Supplier has canceled or otherwise terminated or to the Seller’s Knowledge made any threats to cancel or otherwise terminate, its relationship with the Company or to materially decrease its sales of supplies to the Company. Except as set forth on Schedule 4.20, since December 31, 2010, the Company has not experienced, and there does not exist, any material quality control or similar problems with the products currently being supplied or on order from the Material Suppliers.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

4.21       Insurance.

Schedule 4.21 contains an accurate and complete list of all insurance policies owned, held by or applicable to the Company (or its assets or business). All such policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies. Except as set forth on Schedule 4.21, To the Company’s Knowledge, in the past twelve (12) months, no event specific to the Company has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Except as set forth on Schedule 4.21, the Company does not have any self-insured or co-insurance programs.

4.22       Indebtedness.

Schedule 4.22 sets forth a listing of all Indebtedness of the Company and the Contracts and instruments under which such Indebtedness exists.  All trade payables incurred by the Company in the ordinary course of business shall be current as of the Closing Date.

4.23       Books and Records.

The books and records of the Company are true, correct and complete in all material respects, provided, however, nothing contained in this paragraph shall be deemed to modify or qualify any other representation or warranty set forth in this Agreement.  Copies of all corporate records of the Company have prior to Closing been delivered to the Purchaser.

4.24       Undisclosed Liabilities.

As of the Closing, the Company shall have no Indebtedness, liabilities or obligations whatsoever (whether or not known, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) or any of the liabilities specifically reflected on and fully reserved against on the Acquisition Balance Sheet except for liabilities incurred in the ordinary course of business (i) none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law) and (ii) None which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

4.25       Related Party Transactions.

Except as set forth in Schedule 4.25, no Employee, officer, director, stockholder, partner or member of the Company, any member of his or her immediate family or any beneficiary of the Seller (each a “Related Person”) (a) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person (other than any participant loans under the Company Plan and any payments to, and reimbursement of fees and expenses of, Employees, directors and officers of the Company in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by the Company or (c) has any claim or cause of action against the Company, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under the Company ’s Plan.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited
4.26       Sufficiency of Assets.

Subject to 3Power Energy’s receiving adequate financing, each Company will have sufficient working capital to conduct its operations pursuant to the mutually agreed upon budget.

4.27       Banking Relationships.

Schedule 4.27 sets forth a complete and accurate description in all material respects of  all arrangements that the Company has with any banks, savings and loan associations or other financial institutions providing for any accounts, including, without limitation, checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements, certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.  No person holds any power of attorney or similar authority from the Company with respect to any such accounts.

4.28       Inventory Value.

Except as set forth on Schedule 4.28, the Companies have no inventory.

4.29       Brokerage.

Except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.30       Disclosure.

No representation or warranty by the Seller contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Seller to the Purchaser in connection herewith or pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein or therein not misleading.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth on the corresponding schedules attached hereto referencing the exceptions and disclosures of the Purchaser, the Purchaser represents and warrants as follows:

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

5.1         Organization; Authorization.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of the Purchaser in connection herewith.

5.2         Execution and Delivery; Enforceability.

This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Purchaser in connection herewith, will upon such delivery be, duly executed and delivered by the Purchaser and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3         Brokerage.

No Person, other than the Purchaser’s consultants who shall be compensated solely by the Purchaser, is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Purchaser, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.4         Legal Proceedings.

There is no Order and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, in law or in equity, pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Purchaser from complying with the terms and provisions of this Agreement.

ARTICLE 6: CLOSING CONDITIONS; CLOSING

6.1         Conditions to the Purchaser’s Obligations.

The obligation of the Purchaser to consummate the Closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver of the following conditions set forth in this Section 6.1:

(a)           all filings, authorizations, approvals and consents have been made with or obtained from all applicable Governmental Authorities;

(b)           none of the parties hereto are subject to any injunction, judgment, Order, decree or ruling that prohibits the consummation of the transactions contemplated by this Agreement;

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(c)           each Seller has executed and delivered to the Purchaser a certificate stating that (i) the representations and warranties of the Sellers and the Companies contained in Article 3 and Article 4 that are not qualified by materiality are true and correct in all material respects at and as of the Closing as though then made, and the representations and warranties of the Sellers and the Companies contained in Article 3 and Article 4 that are qualified by materiality are true and correct at and as of the Closing as though then made (except in each case for those representations and warranties that are as of an earlier date, which are true and correct in all respects or in all material respects, as applicable, as of such earlier date); (ii) the Sellers have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Sellers or the Companies prior to the Closing; and (iii) the Sellers have attached to said certificate a statement of Inventory Value and a Transaction Balance sheet, each of which are dated not less than one business day prior to the Closing and each of which are certified as true and correct in all respects;

(d)          there has not occurred any Material Adverse Effect with respect to the Companies;

(e)          delivery to the Purchaser of all certificates for the Seawind Energy Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(f)           releases of any and all Liens (other than the Permitted Liens) on, the assets of the Companies;

(g)          delivery to the Purchaser of certificates of corporate good standing as of the most recent practicable date from the jurisdiction where the Companies are incorporated and all other jurisdictions where it is qualified to do business;

(h)          delivery to the Purchaser of executed lease agreements, sublease agreements or consents for continuation of prior leases for the Leased Real Property set forth on Schedule 6.1(h), acceptable in form and substance to the Purchaser and the landlord thereof;

(i)            the Purchaser has changed its name to “3Power Energy Group Inc.”;

(j)           delivery to Purchaser of physical possessions of all original minute books, corporate seals and stock records of the Companies and all other books and records, permits, policies, Contracts, plans and other instruments of the Companies;

(k)           the Purchaser’s Board of Directors has approved of the transaction contemplated hereby;

(l)           the Purchaser has received evidence satisfactory to it that any and all licenses of the Companies to operate their businesses as presently conducted shall continue in full force and effect after the consummation of the transactions contemplated by this Agreement, without interruption or inhibition of the ability of the Companies (and after the consummation of the transactions contemplated by this Agreement, the Purchaser) to continue to operate after the Closing;

(m)         the Purchaser has received the written legal opinion(s) of counsel for the Sellers and for the Companies, addressed to Purchaser, as of the Closing Date in the form to be mutually agreed upon;

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(n)          there are no liabilities of any of the Companies due or payable at or after the Closing with respect to any pre-Closing period except as set forth in the Schedules attached hereto;

(o)          [Intentionally Omitted]

(p)          [Intentionally Omitted]

(q)          [Intentionally Omitted]

(r)           The Purchaser has increased its authorized capital to 300,000,000 (Three Hundred Million) shares of common stock, par value $0.0001 per share; and

(s)          any other document required to be delivered to the Purchaser pursuant to this Agreement and such other documents as reasonably requested by the Purchaser required in connection with the Purchaser’s financing of the transactions underlying this Agreement; and

Any agreement or document to be delivered to the Purchaser pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to the Purchaser.

6.2         Conditions to Seller’s Obligations.

The respective obligations of the Sellers to consummate the Closing of the transaction contemplated in this Agreement are subject to the satisfaction of the following conditions set forth in this Section 6.2:

(a)           all filings, authorizations approvals and consents have been made with or obtained from all applicable Governmental Authorities;

(b)           none of the parties hereto is be subject to any injunction, judgment, Order, decree or ruling that prohibits the consummation of the transactions contemplated by this Agreement;

(c)           the Purchaser has executed and delivered to the Sellers a certificate stating that (i) the representations and warranties of the Purchaser contained in Article 5 that are not qualified by materiality are true and correct in all material respects at and as of the Closing as though then made and the representations and warranties of the Purchaser contained in Article 5 that are qualified by materiality are true and correct at and as of the Closing as though then made (except in each case for those representations and warranties that are as of an earlier date, which are true and correct in all respects or in all material respects, as applicable, as of such earlier date), and (ii) the Purchaser has performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Purchaser prior to the Closing;

(d)          the Sellers have received a certificate of corporate good standing as of the most recent practicable date from Secretary of State of the state of incorporation of the Purchaser;

(e)           the Sellers have received documentation satisfactory to Sellers that all personal guarantees related to the Indebtedness have been released;

(f)           the Sellers have received the written legal opinion(s) of counsel for the Purchaser, addressed to the Sellers as of the Closing Date, in the form to be mutually agreed upon;

(g)          [Intentionally Omitted]

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(h)          [Intentionally Omitted]

(i)           [Intentionally Omitted]

(j)           the Purchaser has increased its authorized capital to 300,000,000 (Three Hundred Million) shares of common stock, par value $0.0001 per share;

(k)           the Purchaser has changed its name to “3Power Energy Group Inc.”; and

(l)           any other document required to be delivered to the Sellers pursuant to this Agreement.

6.3          The Closing.

The Closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Purchaser upon simultaneous execution of this Agreement (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. The parties agree to execute the Closing on facsimile signatures into escrow of respective counsel which shall be fully binding upon the parties, and such counsel shall deliver and exchange original execution copies of all such documentation within three (3) business days thereafter.

ARTICLE 7:STOCK CERTIFICATES AND LEGENDS

Each certificate representing the 3Power Shares shall be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1)(A) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR ANOTHER THEN AVAILABLE EXEMPTION UNDER THE ACT AND STATE SECURITIES LAWS, OR (B) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE LAWS, AND WHEREIN THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED, OR (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); AND (2) PRIOR TO ANY SUCH TRANSFER, IT WILL FURNISH TO THE ISSUER AND THE TRANSFER AGENT FOR THE COMMON STOCK SUCH CERTIFICATIONS, LEGAL OPINIONS, OR OTHER INFORMATION AS THE ISSUER OR SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT OR STATE SECURITIES LAWS; AND (3) IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITIES EVIDENCED HEREBY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. FURTHERMORE, HEDGING TRANSACTIONS INVOLVING THE SECURITIES EVIDENCED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

The Purchaser agrees to reissue certificates representing any of the 3Power Shares without the legend set forth above if at such time, prior to making any transfer of any such 3Power Shares, such holder thereof shall give written notice to the Purchaser describing the manner and terms of such transfer and removal as the Purchaser may reasonably request. Such proposed transfer and removal will not be effected until: (a) either (i) the Purchaser has received an opinion of counsel reasonably satisfactory to the Purchaser, to the effect that the registration of the 3Power Shares under the Securities Act is not required in connection with such proposed transfer; (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Purchaser with the Commission and has become effective under the Securities Act; (iii) the Purchaser has received other evidence reasonably satisfactory to the Purchaser that such registration and qualification under the Securities Act and state securities laws are not required; or (iv) the holder provides the Purchaser with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Purchaser has received an opinion of counsel reasonably satisfactory to the Purchaser, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition; or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Purchaser will respond to any such notice from a holder within five (5) business days. In the case of any proposed transfer under this section, the Purchaser will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified; (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject; or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Purchaser. The restrictions on transfer contained in this section shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the 3Power Shares is required to be issued to a Seller without a legend, in lieu of delivering physical certificates representing the 3Power Shares, provided the Purchaser’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Purchaser shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the 3Power Shares to a Seller by crediting the account of such Seller’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system (to the extent not inconsistent with any provisions of this Agreement).

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

ARTICLE 8:COVENANTS AND AGREEMENTS

8.1         Publicity.

Any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by the Sellers and the Purchaser, or as may be required by Law or by any Governmental Authority.

8.2         Expenses.

Each of the parties shall pay all of their own costs and expenses incurred in connection with the negotiation, preparation and consummation of this Agreement and the other documents contemplated hereby and carrying out of the contemplated transactions, except as otherwise expressly provided in this Agreement.

8.3         No Assignments.

No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect.

8.4         Tax Matters.

Cooperation on Tax Matters. Following the Closing, the Sellers and the Companies shall cooperate fully, as and to the extent reasonably requested by any other relevant party, in connection with any audit, litigation or other proceeding with respect to Taxes or the preparation and filing of any Tax Return. Such cooperation shall include the retention and (upon any other relevant party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax matter or required by the Code or other applicable Law and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers and the Purchaser agree (a) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Sellers or the Purchaser, as the case may be, shall allow such party to take possession of such books and records. The Purchaser and the Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated under this Agreement). The Purchaser and the Sellers further agree, upon written request, to provide the other party with all reasonable information that any party may be required to report pursuant to the Code or other applicable Law and all regulations promulgated thereunder. All Tax sharing agreements or similar agreements with respect to or involving the Companies shall be deemed terminated as of the Closing Date and, after the Closing Date, the Sellers and the Companies shall not be bound thereby or have any liability, whether directly or indirectly, thereunder.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

8.5         Restrictive Covenants.

(a)           Acknowledgments by the Seller.  Each Seller acknowledges and agrees that as a result and as a part of his relationship with the Companies (including the ownership of the Seawind Energy Shares), he: (i) may have had access to Confidential Information (as defined below) which could have an adverse effect on the Purchaser and the Purchaser’s business if it is disclosed, and that as a condition to the consummation of the transactions contemplated hereby it is reasonable and necessary for the Seller to promise and agree, subject to the terms and conditions herein, not to disclose such Confidential Information; and (ii) may have knowledge and expertise in the business conducted by the Companies that is special and unique, and that as a condition to the Purchaser’s consummation of the transactions contemplated hereby, it is reasonable and necessary for the Seller to promise and agree, subject to the terms and conditions herein, not to compete or interfere with the conduct of the business purchased by the Purchaser hereunder. Each Seller further acknowledges and agrees that the benefits provided to such Seller under this Agreement, constitute good and sufficient consideration for the agreements and covenants in this Section 8.5.

(b)           Nondisclosure. Each Seller covenants and agrees that from and after the Closing Date, he shall not disclose, directly or indirectly, any Confidential Information. If the disclosure of Confidential Information is required by Law or compelled by any Governmental Authority, the Seller agrees to provide the Purchaser with as much prior written notice of such disclosure as is reasonably possible. For purposes of this Section 8.5, “Confidential Information” means (i) all information belonging to, used by, or which is in the possession of the Companies or the Seller relating to the Companies’ business or assets specifically including, but not limited to, information relating to the Companies’ products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, Employee compensation, computer software and hardware, inventions, developments, or Trade Secrets, and (ii) all information relating to the acquisition of the Companies by the Purchaser hereunder, including without limitation all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith, in each case to the extent that such information is not required to be disclosed by applicable Law or compelled to be disclosed by any Governmental Authority. Notwithstanding the foregoing, the term “Confidential Information” does not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Seller), provided, that the source of such information is not known by Seller to be bound by a confidentiality agreement with the Companies; or (ii) is independently developed by the Seller without violating this Agreement. Each Seller acknowledges that following the Closing all of the Confidential Information will be the exclusive proprietary property of the Companies, whether or not prepared in whole or in part by the Seller and whether or not disclosed to or entrusted to the custody of the Seller.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(c)           Noncompetition.  Except as may otherwise be explicitly agreed between the Purchaser and the Sellers, each Seller covenants and agrees that during the period from the date of this Agreement through the third (3rd) anniversary of the Closing Date (the “Non-Competition Period”), such Seller will not, without the prior written consent of the Purchaser, either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any Person who is or was a customer of the Companies, or in any manner influence such Person to cease doing business in part or in whole with Seller; (ii) engage in a Competing Business; (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any Person engaged in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this Section 8.5, “Competing Business” means the operation, management or financing of facilities whose primary purpose is the production and/or distribution of energy in any country in which the Companies operated.

(d)           Noninterference. Each Seller covenants and agrees that during the applicable Non-Competition Period, such Seller will not (i) solicit, induce or attempt to solicit or induce, whether or not for consideration, any Employee of the Companies to terminate his or her relationship with the Companies; or (ii) induce or attempt to induce any customer or supplier of the Companies to terminate or adversely change its relationship with the Companies.

(e)           Equitable Relief. Each Seller agrees that money damages alone will not be a sufficient remedy for any breach of the provisions of Section 8.5, and that in addition to all other remedies the Purchaser will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Seller waives the securing or posting of any bond in connection with such remedy.

(f)           Reformation of Agreement. If any of the covenants contained in Section 8.5, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that the Sellers shall be subject to nondisclosure, non-competition, noninterference, or other covenants that are reasonable under the circumstances and are enforceable by the Purchaser. In any event, if any provision of this Section 8.5 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable.

(g)           Reasonableness of Terms. The Purchaser and the Sellers stipulate and agree that the covenants and other terms contained in this Section 8.5 are reasonable in all respects, including time period, geographical area and scope of restricted activities, that the Purchaser would not have purchased the Seawind Energy Shares had the Sellers not agreed to these covenants, and that the restrictions contained herein are designed to protect the businesses of the Companies and ensure that the Sellers do not engage in unfair competition against the Companies.

8.6         Ownership & Enforcement of Receivables.

The Sellers shall assist Purchaser in documenting the Companies’ ownership of the Receivables, particularly in situations where the Companies has acquired the Receivables via acquisition, consolidation, mergers or other corporate transactions with other companies or legal entities.  Sellers shall provide, on behalf of the Companies, within ten (10) Business Days after written notice from Purchaser and at no cost to Purchaser, a notarized affidavit of debt (in form satisfactory to Purchaser) in lieu of Account Documents when no such Account Documents are available or in the event that Purchaser requests such to assist the collection or litigation against any Receivable.  There shall be no time limit, nor a limit to the number of Receivables for which Sellers will prepare such affidavits of debt. Sellers shall provide individual assignments and lien releases on the Companies’ letterhead on the same terms and conditions as applicable to affidavits of debt as described above.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

ARTICLE 9: INDEMNIFICATION

9.1        Indemnification of the Purchaser.

From and after the Closing, the Sellers shall indemnify the Purchaser and the Companies and their respective directors, officers, Employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnitees”), against and hold the Purchaser Indemnitees harmless from:

(a)           any Losses based upon, resulting from, arising out of, caused by or in connection with, any inaccuracy in, or breach of, any of the representations and warranties in Article 3 or in Article 4;

(b)           any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of the Sellers or, prior to Closing, the Companies in this Agreement;

(c)           notwithstanding any disclosure contained herein or otherwise known to the Purchaser Indemnitees, any Losses based on, resulting from, arising out of, caused by or in connection with (i) any Taxes payable by the Companies with respect to any Pre-Closing Tax Period, (ii) any liability of the Companies for Taxes of another Person, (iii) any transfer Taxes for which the Sellers are liable under this Agreement, or (iv) any Taxes of the Companies that are attributable to the Taxes of any member of an affiliated, consolidated, combined or unitary group (other than the Companies) of which the Companies is or was a member on or prior to the Closing Date;

(d)           any Losses based upon, resulting from, arising out of, caused by or in connection with any failure of the Sellers to comply with the provisions of this Article 9; or

(e)           any Loss arising out of any action or inaction on the part of 3Power arising prior to the Closing Date.

9.2         Limitations on Indemnification of the Purchaser.

Except as otherwise set forth in this Agreement, the indemnification of the Purchaser Indemnitees provided for in this Agreement shall be subject to the following limitations and conditions set forth in this Section 9.2:

(a)           except as set forth below, any claim by the Purchaser Indemnitee for indemnification pursuant to Section 9.1(a) of this Agreement shall be required to be made by delivering notice to the Sellers no later than the expiration of thirty-six (36) months after the Closing Date; provided, that, any claim for indemnification with respect to Section 9.1(a) based upon, resulting from, arising out of, caused by or in connection with any inaccuracy in or breach of any representation or warranty contained in (i) Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of Shares], Section 4.1 [Organization, etc.], Section 4.2 [Capital Stock], or Section 4.29 [Brokerage] may be made at any time, or (ii) Section 4.7 [Taxes], Section 4.9 [Employee Benefit Plans, etc.], Section 4.10 [Environmental Matters], Section 4.11 [Permits; Compliance with Laws], Section 4.14 [Working Capital], Section 4.28 [Inventories], or Section 9.1(d), may be made at any time prior to the thirtieth (30th) day following the expiration of the applicable statute of limitations (including valid extensions thereof);

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(b)           except for claims for indemnification relating to fraud or with respect to Section 9.1(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any representation or warranty contained in Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of Shares], Section 4.1 [Organizations, etc.], Section 4.2 [Capital Stock], Section 4.7 [Taxes], Section 4.9 [Employee Benefit Plans, etc.], Section 4.10 [Environmental Matters], Section 4.11 [Permits; Compliance with Laws], Section 4.14 [Working Capital], or Section 4.28 [Inventories ], the Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 9.1(a) set forth above unless the aggregate amount of all such Losses exceeds $50,000 (the “Indemnification Threshold”), and thereafter the Purchaser Indemnitees shall be entitled to indemnification pursuant to Section 9.1(a) for all amounts as calculated from the first dollar of Losses;

(c)           for purposes of determining whether (i) there has been any breach of or inaccuracy in representations and warranties contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto), and (ii) calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded;

(d)           there shall be no escrow or holdback of the Purchase Price from the Sellers at the Closing in respect of indemnification obligations or purchase price adjustments; and

(e)           all indemnification obligations shall first be offset against the Seawind Energy Shares based upon the price per share at Closing, except in respect of Tax obligations (excluding an acceleration of sales tax deferral as a result of the contemplated transaction) as to which the Sellers shall be liable for all indemnities in cash.

9.3         Indemnification of the Sellers.

From and after the Closing Date, the Purchaser shall indemnify the Sellers and successors and assigns (collectively, the “Seller Indemnitees”), against and hold the Seller Indemnitees harmless from:

(a)           any Losses based upon, resulting from, arising out of, caused by or in connection with, any inaccuracy in, or breach of, any of the representations and warranties in Article 5;

(b)           any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of the Purchaser in this Agreement; or

(c)           any Losses based upon, resulting from, arising out of, caused by or in connection with any failure of the Purchaser to comply with the provisions of this Article 9.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

9.4         Limitations on Indemnification of the Sellers.

Notwithstanding any other provisions of this Agreement, the indemnification of Seller Indemnitees provided for in this Agreement shall be subject to the following limitations and conditions set forth in this Section 9.4:

(a)           except as set forth below, any claim by the Seller Indemnity for indemnification pursuant to Section 9.3(a) of this Agreement shall be required to be made by delivering notice to the Purchaser no later than the expiration of thirty-six (36) months after the Closing Date; provided, that: any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by the Purchaser in Section 5.1 [Organization; Authorization], Section 5.2 [Execution and Delivery; Enforceability] or Section 5.3 [Brokerage] may be made at any time;

(b)           except for claims for indemnification with respect to any inaccuracy in or breach of any representation or warranty contained in Section 5.1 [Organization; Authorization], Section 5.2 [Execution and Delivery; Enforceability] or Section 5.3 [Brokerage], Seller Indemnitees shall not be entitled to indemnification pursuant to Section 9.3(a) set forth above, (i) in excess of, in the aggregate, the market value of the 3Power Shares as of the Closing Date (the “Indemnification Cap”); and (ii) until the aggregate amount of all of Seller Indemnitees’ claims for indemnification exceeds the Indemnification Threshold and thereafter Seller Indemnitees shall be entitled to indemnification pursuant to Section 9.3(a) for all amounts as calculated from the first dollar of Losses; and

(c)            for purposes of determining whether (i) there has been any breach of or inaccuracy in representations and warranties contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) and (ii) calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded.

9.5         Procedures Relating to Indemnification.

(a)           Third-Party Claims.

(i)           In order for a party (the “Indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the Indemnitee (a “Third-Party Claim”), such Indemnitee must notify the party from whom indemnification hereunder is sought (the “Indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted (a “Third-Party Claim Notice”). A Third-Party Claim Notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties or covenants in this Agreement alleged to have been breached. Failure to give a Third-Party Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnitor, without undue delay, copies of all notices and documents (including court papers received by the Indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the Indemnitee in connection therewith.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(ii)           If a Third-Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate, at its expense, in the defense thereof. Notwithstanding the foregoing, if (A) the Indemnification Threshold has been exceeded, (B) no claim for injunctive relief is being made against Indemnitee, and (C) it is reasonably likely that the Indemnitee will not suffer a Loss in excess of Indemnitor’s indemnification obligation hereunder, the Indemnitor may elect to assume and control the defense thereof with counsel selected by the Indemnitor that is reasonably acceptable to Indemnitee. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense; provided, that, Indemnitee’s expenses of counsel shall be an indemnified Loss for purposes of this Article 9 if such counsel reasonably concludes that a conflict or potential conflict exists between Indemnitee and Indemnitor that would make separate representation advisable. If the Indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the Indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the Indemnitor, the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnitor has assumed the defense of a Third-Party Claim, (x) the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); (y) the Indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnitor may recommend and which by its terms releases the Indemnitee from any liability in connection with such Third-Party Claim without cost or expense and without any admission of violation, injunction or agreement to take or restrain from taking any action; and (z) the Indemnitor shall not, without the written consent of the Indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any expense, obligation or restriction upon the Indemnitee or requires the Indemnitee to admit or acknowledge to any fact or event, including any violation of Law.

(b)           Other Claims. In the event any Indemnitee should have a claim against any Indemnitor under this Agreement that does not involve a Third-Party Claim, the Indemnitee shall deliver notice of such claim to the Indemnitor promptly following discovery of any indemnifiable Loss, but in any event not later than the last date set forth in Section 9.2 or 9.4, as the case may be, for making such claim (a “Claim Notice” and, together with the Third-Party Claim Notices, an “Indemnification Notice”). Such Claim Notice shall, to the extent known by Indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by Indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give a Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Upon receipt of any a Claim Notice, the Indemnitor shall notify the Indemnitee as to whether the Indemnitor accepts liability for any Loss and shall make payment to the Indemnitee within ten business days of receipt of such notice. If the Indemnitor disputes its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.4, provided, however, if the Indemnitor disputes liability and does not pay such indemnification claim within ten business days of such receipt, and Indemnitor is ultimately determined to be liable for such indemnification, interest shall apply to the total amount of such claim at the highest legally permissible rate and shall be due and payable in addition to any claim for indemnification, which interest shall be calculated from the date of receipt of such Claim Notice by the Indemnitor, and Indemnitor shall furthermore be liable for any and all subsequent Losses incurred by Indemnitee as a consequence of the failure to pay such indemnification within ten business days, including, without limitation, any and all fees, costs, expenses and disbursements of counsel to Indemnitee in connection with the enforcement of this Agreement.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

9.6         Release.

Effective as of the Closing Date, each Seller, on behalf of himself and each of his past, present and future Affiliates, legal representatives, heirs, beneficiaries and assigns (“Seller Related Persons”) hereby releases and forever discharges each Company and each of its past, present and future Affiliates, stockholders, members, successors and assigns and their respective officers, directors and Employees (each, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, (including rights of contribution, if any, court orders, obligations, contracts and agreements (express or implied), debts or liabilities under or related to the Seawind Energy Shares, the Company or its predecessors in interest, including any liability or obligation arising under or pursuant to any stockholder agreement, indemnity agreements, employment agreement or other compensation agreement, accrued and unpaid compensation or any claim for indemnification pursuant to the Organizational Documents of the Company, in each case, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or any of the Seller Related Persons now has, has ever had or hereafter has against the Releasees. Notwithstanding anything in this Agreement to the contrary, the Seller agrees that, should he become liable for indemnification to any the Purchaser Indemnitee pursuant to Section 9.1, the Company shall not have any liability to the Seller for reimbursement, indemnification, subrogation or otherwise as a result of such breach. The Seller shall not have any right, whether by way of indemnification, contribution or otherwise, to reimbursement from the Purchaser or any of their Affiliates (including the Company) for any indemnification payments made by such Seller pursuant to Section 9.1.

ARTICLE 10: MANAGEMENT OF THE COMPANY

10.1       Principal Business Office.

The principal place of business of 3Power Energy Group Inc. shall be administered from executive operational offices in a location to be determined by the Board of Directors.

10.2       Officers.

The officers of the Purchaser shall be appointed by the Purchaser’s Board of Directors.  The officers to be appointed at Closing are set forth on Schedule 10.2 attached hereto.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

10.3       Financing.

The Parties agree to utilize their best efforts to facilitate initial financing and fund-raising by the Purchase up to the amount of US$ 50,000,000 (Fifty Million U.S. Dollars) for the purpose of first phase acquisition, development funding and business enhancement. The proceeds of such financing, if raised in the full amount, shall be allocated in the following estimated and approximate amounts, subject to formal authorization by the Board of Directors and subject to general administration and corporate development expenditures:

a. Solar Projects:     USD$ 13,000,000 (Thirteen Million U.S. Dollars)

b. Hydro Projects:   USD$ 20,000,000 (Twenty Million U.S. Dollars)

c. Wind Projects:     USD$ 17,000,000 (Seventeen Million U.S. Dollars)

ARTICLE 11:CERTAIN DEFINITIONS

When used in this Agreement, the following terms in all of their singular or plural, tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

“Account Documents” shall mean any application, agreement, billing statements, promissory note, retail installment contract, financing statement, certificate of title, certificate of lien, manufacturer’s statement of origin, notices, correspondence or other evidence of indebtedness reasonably necessary to establish the validity of a Receivable, which is in Sellers’ or the Companies’ possession or which Sellers or the Companies has the right to obtain and relates to a Receivable.  Such Account Documents may include, without limitation, any microfilm, microfiche, photocopy or machine-readable format documents.

“Acquisition Balance Sheet” is defined in Section 4.5.

“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “Control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” means this Stock Purchase Agreement, as may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

“Claim Notice” is defined in Section 9.5(b).

“Closing” and “Closing Date” are defined in Section 6.3.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” and “Companies” are defined in the introductory statements of this Agreement.

“Company Plan” and “Company Plans” means each of the Plans to which the Companies contributes to, is a party to, is bound under or may have liability with respect to any Employee (or at any time during the applicable Limitation Period preceding the date hereof has contributed, been a party to, been bound under or had liability with respect to) and under which directors, Employees, independent contracts, consultants or other members of the workforce of the Companies are eligible to participate or derive a benefit.

“Competing Business” is defined in Section 8.5©.

“Confidential Information” is defined in Section 8.5(b).

“Contract” and “Contracts” is defined in Section 4.16(a).

“Default” shall mean any occurrence that is, or with notice or the lapse of time or both would become, an event of default under the terms and conditions of a Receivable.

“Employee” means any current or former employee of the Companies.

“Enforceability Exceptions” is defined in Section 3.3.

“Financial Statements” is defined in Section 4.5.

“GAAP” means generally accepted accounting principles, as in effect in the United States.

“Governmental Authority” means any domestic, foreign, national or multi-national, federal, state, provincial, regional, municipal or local governmental, regulatory or administrative authority, including, without limitation, any court, tribunal, agency, bureau, committee, board, regulatory authority, administration, commission or instrumentality constituted or appointed by any such authority.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the use, Storage, Disposal, Treatment or transportation of which is regulated under Law.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

“Indebtedness” means, as at any date of determination thereof (without duplication): (a) all obligations (other than intercompany obligations) of the Companies for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) the lease obligations required to be listed on Schedule 4.12 or required to be capitalized in accordance with conventional industry standards; (d) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance or similar transactions (but excluding standby letters of credit); (e) all obligations for the deferred purchase price of property, all conditional sale obligations of the Companies under any title retention agreement (but excluding trade accounts payable and other accrued liability arising in the ordinary course of business); (f) any obligations with respect to the termination of any interest rate hedging or swap agreements; (g) all obligations of the type referred to in clauses (a) through (f) of any Person for the payment of which either Company is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise (excluding intercompany debt); (h) obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of either Company but only to the extent of the value of the property or asset that is subject to such Lien.  “Company Indebtedness” means all Indebtedness of each Company, as of the Closing Date, including, without limitation, Receivables financing Indebtedness, inventory Indebtedness, deferred sales Tax owed, and any and all other liabilities of the Company.

“Indemnitee” and “Indemnitor” are defined in Section 9.5(a)(i).

“Indemnification Cap” is defined in Section 9.4(b).

“Indemnification Notice” is defined in Section 9.5(b).

“Indemnification Threshold” is defined in Section 9.2.

“Insolvency Event” shall mean, with respect to any Person, (i) the making of a general assignment for the benefit of creditors, (ii) the filing of a voluntary petition pursuant to the Bankruptcy Code, (iii) being adjudged a bankrupt or insolvent, or having had entered against such Person an order for relief in any bankruptcy or insolvency proceeding, (iv) the filing by such Person of petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by such Person of an answer or other pleading admitting or failing to contest the material allegations of petition filed against such Person, (vi) seeking, consent to or acquiescing in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of the assets of such Person; (vii) subject to Liens or other action impairing capital liquidity by third parties, including, without limitation, by the Internal Revenue Service under the Code. Bankruptcy Code means the United States Bankruptcy Code, 11 U.S.C. 101 et seq., as amended.

“Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, including any continuations, continuations-in-part, renewals and reissues for any of the foregoing, (ii) Internet domain names, trademarks, service marks, service names, trade dress rights, trade names, brand marks and names, slogans, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof, (iv) computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof, (v) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), and (vi) copies and tangible embodiments thereof (in whatever form or medium).

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Law” means any national federal, state, provincial, regional, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other similar pronouncement binding upon or effecting the Companies issued by a Governmental Authority.

“Leased Real Property” means all real property leased by the Companies together with all improvements, buildings, fixtures located thereon and appurtenant rights and interests associated therewith.

“Leases” is defined in Section 4.12.

“Lien” means any lien, charge, mortgage, deeds of trust, pledge, easement, encumbrance or security interest.

“Limitation Period” means in each case the maximum period of time after an event that legal proceedings based on such event may be initiated

“Loss” or “Losses” means any and all losses (direct or indirect), liabilities, claims, demands, judgments, damages, fines, costs, expenses, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including the costs of reasonable investigation, remediation, accountants and attorney’s fees).

“Material Adverse Effect” means (a) any material adverse effect or change with respect to (i) the business, properties, assets, operations, prospects, liabilities, condition (financial or otherwise) or results of operations of the Companies, or (ii) the ability of such party to consummate any of the transactions contemplated by this Agreement or (b) the occurrence of any fact, change, effect, circumstance, event or development that, individually or in the aggregate, is reasonably likely to result in a “Material Adverse Effect”; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: any adverse change, effect, fact, circumstance, event, or development arising from or relating to (i) the announcement or pendency of any of the transactions contemplated by this Agreement or (ii) compliance by the Sellers or the Companies with the terms of, or the taking of any action required by, this Agreement.

“Material Contracts” is defined in Section 4.16(a).

“Material Customers” is defined in Section 4.20.

“Material Suppliers” is defined in Section 4.20.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

“National Priorities List” is defined in Section 4.10(a)

“Non-Competition Period” is defined in Section 8.5(c).

“Obligor” on a Receivable shall mean any Person who owes payments under the Receivable.

“Order” is defined in Section 4.17.

“Organizational Documents” means (a) the articles or certificate of incorporation, the memorandum of association, the articles of association and the bylaws of a corporation, as applicable; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.

 “Permits” means any and all of the approvals, authorizations, consents, licenses, permits or certificates (including applications or negotiations thereof) required by any Governmental Authority for the ownership of, leasing or operation of the business or any assets of the Companies.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums that are not yet due and payable or being contested in good faith, if a reserve as required by conventional industry standards shall have been made therefore, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, included in the definition of Indebtedness and under which the Companies are not in default, (iii) easements, covenants, rights-of-way and other similar restrictions or conditions disclosed in policies of insurance provided to the Purchaser prior to the date hereof, or (iv) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plan” means (i) all employee benefit plans, whether domestic or foreign, and (ii) all bonus (including transaction bonus), incentive compensation, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, pension, money purchase, target benefit, cash balance, excess benefit supplemental executive retirement, profit sharing, life insurance, cafeteria, adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten) including without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten).

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

“Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date.

“Product Liability Claim” is defined in Section 4.19.

“Purchase Price” is defined in Section 2.2.

“Purchaser” is defined in the introductory statements of this Agreement.

“Purchaser Indemnitees” is defined in Section 9.1.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” is defined as 100% of all contract receivables of the Companies as of the Closing Date.

“Releasee” and “Releasees” are defined in Section 9.6.

“Related Person” is defined in Section 4.25.

“Seawind Energy” is defined in the recitals.

“Seawind Energy Shares” is defined in the recitals.

“Seawind Services Shares” is defined Section 3.2(b).

“Seller” and “Sellers” are defined in the introductory statements of this Agreement.

“Seller’s Knowledge” means those facts or circumstances actually known by the Sellers or any of the directors or officers and management level Employees of the Companies or any facts or circumstances which would be known by such individual after reasonable due inquiry.

“Seller Indemnitees” is defined in Section 9.3.

“Seller Related Persons” are defined in Section 9.6.

“Subsidiary” is defined in Section 4.2(b).

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

“Tax” or “Taxes” “shall mean any federal, national, state, provincial, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, Employee or other withholding, unclaimed funds or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts or required contributions in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto).

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third-Party Claim” is defined in Section 9.5(a)(i).

“Third-Party Claim Notice” is defined in Section 9.5(a)(i).

“3Power Shares” is defined in Section 2.2.

“Trade Secrets” is defined in the definition of Intellectual Property.

ARTICLE 12: CONSTRUCTION; MISCELLANEOUS PROVISIONS

12.1       Notices.

Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(i)            If to the Purchaser, to:

3Power Energy Group Inc.
c/o Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Attention: Travis L. Gering, Esq.
Telecopy Number: (610) 819-9104

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

(ii)           If to the Seller, to:  As set forth on the signature page hereto.

Or, in any case, to such other address for a party as to which notice shall have been given to the Purchaser and the Sellers in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or personal delivery, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

12.2       Entire Agreement.

This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among the Purchaser and the Sellers concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein. The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

12.3       Modification.

No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

12.4       Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

12.5       Arbitration.

Dispute resolution will be in London, UK by the London International Court of Arbitration (“LCIA”) by single arbitrator appointed by the LCIA upon application made to the LCIA by either Party.  The arbitration proceedings shall be conducted in the English language.  Any award, verdict or settlement issued under such arbitration may be entered by any Party for order of enforcement by any court of competent jurisdiction.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

12.6       Remedies

All rights and remedies described herein are cumulative and are not alternative to or exclusive of any other rights or remedies which any party may otherwise may have by contract, at law or in equity.

12.7       Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the Purchaser, the Companies, the Seller, and the respective successors and permitted assigns of the Purchaser, the Companies and of the Seller.

12.8       Headings.

The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.9       Construction.

Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”  The parties hereto have had ample opportunity to seek and obtain representation by competent legal counsel and have independently determined to proceed with or without such counsel.  The terms and conditions of this Agreement have been jointly negotiated by the parties and this Agreement shall be deemed to have been jointly drafted by the parties and in the event of any controversy or ambiguity it shall not be construed against either party as the draftsperson.

12.10     Counterparts.

This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile, scan or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

12.11     Third Parties.

Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Purchaser Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

12.12     Time Periods.

Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.  Time is of the essence.

12.13     Survival.

The representations and warranties in this Agreement shall survive the Closing Date until the termination of the indemnification obligations under Article Nine. The covenants contained in this Agreement shall survive until performed in accordance with their respective terms.

12.14     Further Assurances.

Each party hereto agrees to use such party’s reasonable best efforts to cause the conditions to such party’s obligations herein set forth to be satisfied at or prior to the Closing insofar as such matters are within its control. Each of the parties agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by any other party to evidence its rights hereunder.

12.15     Severability.

Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision is held to be invalid or unenforceable, such provision shall be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

[Signature Page Follows]

Stock Purchase Agreement	3Power Energy Group Inc.	Seawind Energy Limited	Seawind Services Limited

IN WITNESS WHEREOF, the Purchaser, the Companies and the Sellers have executed and delivered this Agreement, or have caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

3POWER ENERGY GROUP INC.

By:	/s/ Toby Durrant
Name: Toby Durrant
Title: Acting Chief Executive Officer

SEAWIND ENERGY LIMITED

By:	/s/ James Wilson
Name: James Wilson
Title: CEO

SEAWIND SERVICES LIMITED

By:	/s/ James Wilson
Name: James Wilson
Title: CEO

THE SELLER:

Ecoserve Limited

By:	/s/ Dr. Knut Unger
Name: Dr. Knut Unger
Title: Director
Address for Notices: Trust Company Complex, Aieltake Road
Aieltake Island, Majuro, Marshall Islands
MH96960

Schedules

2.2	Purchase Price Allocations Among Sellers

3.2	Spousal Consent

3.4(a)	Noncontravention and Third Party Consents

4.1(a)	Jurisdiction of Organization and Qualification of Each Company

4.2(a)	Capital Stock of Each Company

4.2(b)	Subsidiaries of Each Company

4.3	Other Ventures of Each Company

4.4(a) & (b)	Noncontravention and Third Party Consents

4.5(a)	Financial Statements of Each Company

4.5(b)	Receivables of Each Company

4.6	Absence of Changes of Each Company

4.7(a)	Taxes of Each Company

4.8	Employees of Each Company

4.9(a), (b) & (f)	Employee Benefit Plans and Other Compensation Agreements of Each Company

4.10(a)	Environmental Matters of Each Company

4.10(b)	Environmental Reports of Each Company

4.11(a), (b) & (c)	Permits; Compliance with Laws of Each Company

4.12(a) & (b)	Leased Real Property of Each Company

4.13	Personal Property of Each Company

4.15(a)(b) & (g)	Intellectual Properties of Each Company

4.16(a) & (b)	Contracts of Each Company

4.17	Litigation of Each Company

4.18	Product Warranty of Each Company

4.19	Product or Service Liability

4.20	Customers and Suppliers of Each Company

4.21	Insurance of Each Company

4.22	Indebtedness of Each Company

4.25	Related Party Transactions of Each Company

4.26	Sufficiency of Assets of Each Company

4.27	Banking Relationships of Each Company

4.28	Inventory

6.1(h)	Executed Lease Agreements

10.2	Officers of the Purchaser Following Closing

Schedule 2.2

Issuance of Forty Million (40,000,000) Shares of 3Power Energy Group Inc.

Twenty Million (20,000,000) Shares of 3Power Energy Group Inc. to be issued to:

Ecoserve Limited
Attention: Dr. Knut Unger, Director
Trust Company Complex, Aieltake Road
Aieltake Island, Majuro, Marshall Islands
MH96960

Twenty Million (20,000,000) Shares of 3Power Energy Group Inc. to be issued to:

Yellow Feather Investments
Attention: Denise Lopez, Director
Withfield Tower
4792 Coney Drive, Third Floor
P.O. Box 1777
Belize City, Belize

Authorized and Approved:

THE SELLER:

Ecoserve Limited

By:	/s/ Dr. Knut Unger	Date: May 13, 2011
Name: Dr. Knut Unger
Title: Director
Address for Notices: Trust Company Complex, Aieltake Road
Aieltake Island, Majuro, Marshall Islands
MH96960